EXHIBIT 23(ii)


                    Consent of Independent Accountants



To the Board of Directors of
 The Stride Rite Corporation

We consent to the incorporation by reference in the Registration Statement of the Stride Rite Corporation on Form S-8 of our report dated January 20, 1994 on our audits of the consolidated financial statements and financial statement schedules of the Stride Rite Corporation as of December 3, 1993 and November 27, 1992 and for each of the three years in the period ended December 3, 1993, which reports are included or incorporated by reference in the Annual Report on Form 10-K of the Stride Rite Corporation for fiscal year ended December 3, 1993. We also consent to the reference to our firm as experts.





                                   /s/ Coopers & Lybrand

                                   Coopers & Lybrand

Boston, Massachusetts
June 27, 1994